Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AppHarvest, Inc. 2018 Equity Incentive Plan, the AppHarvest, Inc. 2021 Equity Incentive Plan, and the AppHarvest, Inc. 2021 Employee Stock Purchase Plan, of our report dated March 2, 2021, with respect to the consolidated financial statements of AppHarvest, Inc. and Subsidiaries as of and for the years ended December 31, 2020 and 2019, included in AppHarvest, Inc.’s final prospectus related to the Registration Statement (Form S-1 No. 333-252964) and Current Report on Form 8-K/A dated March 2, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky

April 6, 2021